UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 27, 2015

COLUMBIA LABORATORIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-10352	59-2758596
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4 Liberty Square Boston, Massachusetts	02109
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 639-1500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 27, 2015 (the “Effective Date”), Columbia Laboratories, Inc. (“Columbia”) entered into an exclusive patent license agreement (the “License Agreement”) with The General Hospital Corporation, d/b/a Massachusetts General Hospital (“Hospital”), pursuant to which Columbia has licensed the exclusive worldwide rights to Hospital’s patent rights (the “Patent Rights”) in a novel intra-vaginal ring (“IVR”) technology for the delivery of one or more pharmaceuticals at different dosages and release rates in a single segmented ring.

Unless earlier terminated by the parties, the License Agreement will remain in effect until the later of (i) the date on which all issued patents and filed patent applications within the Patent Rights have expired or been abandoned and (ii) one year after the last sale for which a royalty is due under the License Agreement or 10 years after such expiration or abandonment date referred to in (i), whichever is earlier. Columbia has the right to terminate the License Agreement by giving 90 days advance written notice to Hospital. Hospital has the right to terminate the License Agreement based on Columbia’s failure to make payments due under the License Agreement, subject to a 15 day cure period, or Columbia’s failure to maintain the insurance required by the License Agreement. Hospital may also terminate the License Agreement based on Columbia’s non-financial default under the License Agreement, subject to a 60 day cure period.

Pursuant to the terms of the License Agreement, Columbia has agreed to reimburse Hospital for all costs associated with the preparation, filing, prosecution and maintenance of the Patent Rights and has agreed to pay Hospital a $50,000 annual license fee on each of the first five year anniversaries of the Effective Date, and a $100,000 annual license fee beginning on the sixth anniversary of the Effective Date and on each subsequent anniversary thereafter. The annual license fee is creditable against any royalties or sublicense income payable in each calendar year.

Under the terms of the License Agreement, Columbia has agreed to use commercially reasonable efforts to develop and commercialize at least one product and/or process related to the IVR technology, which efforts will include the making of certain minimum annual expenditures in each of the first five years following the Effective Date. Columbia has also agreed to pay Hospital certain milestone payments totaling up to $1,200,000 tied to Columbia’s achievement of certain development and commercialization milestones, and certain annual royalty payments based on net sales of any such patented products or processes developed by Columbia.

The foregoing description of the License Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the License Agreement, a copy of which will be filed as an exhibit to Columbia’s Quarterly Report on Form 10-Q for the fiscal period ending March 31, 2015.

On March 30, 2015, Columbia issued a press release pursuant to which it announced that it had entered into the License Agreement. A copy of the press release is filed as Exhibit 99.1 hereto and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press Release dated March 30, 2015 entitled “Columbia Laboratories Acquires Exclusive Worldwide License to a Novel Segmented Intra-vaginal Ring Delivery Technology.”

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COLUMBIA LABORATORIES, INC.

By:	/s/ George O. Elston
Name:	George O. Elston
Title:	Chief Financial Officer

Date: April 1, 2015